EXHIBIT 99.1

For Immediate Release

Caliper Life Sciences Reports Fourth Quarter and Full Year 2010 Results

- Organic Revenue Increased 11% in Q4 and 10% in 2010 -

- Gross Margin from Products & Services Improved 4 Points in Q4 and 8 Points in 2010 -

- Positive Operating Cash Flows of $4.3 million Achieved in 2010 -

HOPKINTON, Mass., February 23, 2011 — Caliper Life Sciences, Inc. (NASDAQ: CALP), today reported its financial results for the fourth quarter and full year ended December 31, 2010.  Fourth quarter revenue was $36.2 million, resulting in full year revenue of $123.7 million.  Organic revenue, which excludes the effects of divestitures and currency changes, grew by 11% over the fourth quarter of 2009 and 10% over 2009 on a full year basis.

Caliper reported fourth quarter 2010 GAAP basic and diluted net loss per share of $0.03, and full year 2010 GAAP net income per diluted share of $0.08.

Fourth quarter non-GAAP net income was $1.3 million, or $0.02 per diluted share, compared to non-GAAP net income of $2.5 million, or $0.05 per diluted share, in the same period of 2009.  The decrease resulted primarily from the impact of a non-recurring significant microfluidic license and settlement agreement in the fourth quarter of 2009.

Full year 2010 non-GAAP net income was $1.0 million, or $0.02 per diluted share, compared to non-GAAP net loss of $5.8 million, or $0.12 per diluted share, in 2009.  The increase over 2009 resulted primarily from gross margin improvements achieved in 2010.

Please refer to the tables included under “Reconciliation of GAAP to Non-GAAP Financial Measures” which appears later in this press release.

Caliper reported positive cash flows from operations of $4.3 million on a full year basis in 2010.  Caliper also reported cash and marketable securities of approximately $34.8 million and no outstanding short-term borrowings under its credit facility as of December 31, 2010.

“Our strong fourth quarter performance capped off a breakthrough year for Caliper, both operationally and strategically,” said Kevin Hrusovsky, President and CEO of Caliper Life Sciences.  “We exceeded all of our key financial objectives for 2010, including revenue, cash and earnings improvement.  Other strategic developments in 2010 included our acquisition of Cambridge Research & Instrumentation, Inc., a leading provider of tissue-based multiplexed analysis systems, the divestiture of the last of our non-core automation product lines, and the signing of product collaboration agreements with Illumina, Sony and Agilent.  These   achievements have further enhanced our ability to profitably scale our business and address the burgeoning personalized medicine markets, including biomarker discovery and companion diagnostics platforms.”

Caliper also announced today that its CDAS business unit has received $3.1 million of additional task orders under the EPA ToxCast™ project.  These task orders cover services to be performed during 2011 related to Phase II follow-up screening, and a new phase of screening 1,000 additional compounds covering 21 in vitro toxicity-related assays.

Analysis of Fourth Quarter 2010 and Fiscal Year 2010 Results

•                  Fourth quarter 2010 GAAP revenue decreased 4% compared to 2009, due to the impact of divestitures.  Non-GAAP organic revenue growth was 11%, which excludes a 2% negative impact to our revenues from foreign currency changes.

•                  Full year 2010 GAAP revenue decreased 5% compared to 2009 due to the impact of divestitures.  Non-GAAP organic revenue growth was 10%, which excludes a 1% negative impact to our revenues from foreign currency changes.  For the full year, Imaging business organic revenue grew 19% due to continued strong market adoption of IVIS® imaging systems for pre-clinical research.  Research business organic revenue decreased 2% due to the impact of non-recurring microfluidic license revenue recognized in 2009 and lower automation revenues during Caliper’s transition of its automation platforms to new, higher growth applications.  CDAS business revenue grew 38% due to a combination of corporate and EPA revenue growth.

•                  Fourth quarter 2010 gross margin increased approximately one percentage point to 51% from 50% in the same period in 2009; including a combined product and services gross margin increase of approximately four percentage points to 48% from 44% in the same period in 2009.  The product/service gross margin improvement resulted from higher CDAS revenue, favorable changes in product mix and lower raw material product costs.  These improvements were partially offset by the fourth quarter decrease in microfluidic license revenue discussed above, and its impact on gross margin contribution.

•                  Full year 2010 gross margin increased approximately eight percentage points to 52% from 44% in 2009, including a combined product and services gross margin increase of approximately eight percentage points to 48% from 40% in the same period in 2009.

•                  Fourth quarter operating expenses (research and development, and selling, general and administrative costs) increased 9% to $17.6 million, from $16.1 million in the same period in 2009.  The fourth quarter increase was mainly comprised of Cambridge Research & Instrumentation, Inc. (“CRi”) acquisition transaction costs of $0.9 million and higher legal expenses attributable to ongoing litigation matters.

•                  Full year 2010 operating expenses increased 1% to $63.3 million, from $62.8 million in 2009.

•                  In connection with the acquisition of CRi, Caliper also recorded a fourth quarter restructuring charge of approximately $0.7 million for employee separation costs.

Recent Business Highlights

•            Surpassed cumulative 1,000 installed IVIS optical imaging systems in the fourth quarter of 2010.

•            Completed the acquisition of CRi, adding advanced tissue analysis capabilities for research, clinical research and pathology.

•            Entered into a strategic partnership with Seegene, Inc. to enable Seegene’s SeePlex® multiplex diagnostic assays to run on Caliper’s LabChip Dx platform.

•            Announced an agreement with NuGEN Technologies for the co-marketing and sale of automated methods for next generation sequencing sample preparation on Caliper’s Sciclone® NGS Workstation.

•      Announced an agreement with Trinean, NV under which Caliper will exclusively distribute Trinean’s UV/VIS platform for spectral analysis of nucleic and protein samples as the LabChip DS system in North America.

•      At 2011 AGBT conference, announced optimized automation protocols for Illumina’s TruSeq™ DNA and TruSeq RNA next generation sequencing sample preparation kits for use on Caliper’s Sciclone NGS Workstation.

2011 Guidance

Caliper is currently projecting 2011 full year GAAP revenue in the range of $135 to $145 million including approximately one percentage point of anticipated currency benefit.  Caliper will provide further details on its business outlook during the conference call today.

Use of Non-GAAP Financial Measures

Caliper supplements its GAAP financial reporting with certain non-GAAP financial measures. Reconciliations of Caliper’s GAAP to non-GAAP revenue and earnings per share are provided at the end of this release under “Reconciliation of GAAP to Non-GAAP Financial Measures.”

Certain revenue growth percentages in this press release are derived from non-GAAP revenues which exclude the impact of revenue from product and services lines which were divested in the second quarter of 2010 and the fourth quarter of 2009.  The term “organic” revenue growth eliminates the impact of these divestitures and foreign currency movements during the quarter to reflect growth percentages on a constant currency basis. Caliper believes that providing this additional information enhances investors’ understanding of the financial performance of the Company’s operations and increases the comparability of its current financial statements to prior periods.

Caliper will discuss its fourth quarter results in a conference call to be held today at 5:00 p.m. ET/ 2:00 p.m. PT. Participants, should call 888.713.4215 five to ten minutes prior to the call and use the participant passcode of 76273346. International callers can access the call by dialing 617.213.4867 and entering the same passcode.  You may also pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=P787YXXD6.

A live webcast of the call can be accessed at www.earnings.com or on the Caliper website at www.caliperLS.com in the Events section of the Investor Relations page. A webcast replay of the call will remain available until Caliper’s earnings call for the first quarter of 2011.

Telephone replays of the conference call will be available approximately two hours after the completion of the call. To access a telephone playback of the proceedings from February 23 through March 2, dial 888-286-8010 and use the participant passcode of 91056059. International callers can access the playback by dialing 617-801-6888 and using the same participant passcode.

About Caliper Life Sciences

Caliper Life Sciences is a premier provider of cutting-edge technologies enabling researchers in the life sciences industry to develop life-saving and enhancing medicines and diagnostic tests more quickly and efficiently. Caliper is aggressively innovating new technology to bridge the gap between in vitro assays and in vivo results that translate into potential cures for a range of diseases. Caliper’s portfolio of offerings includes state-of-the-art microfluidics, lab automation & liquid handling, optical imaging technologies, and discovery & development outsourcing solutions. For more information please visit www.caliperLS.com.

The statements in this press release regarding future events, including Caliper’s 2011 full year GAAP revenue projection, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements as a result of a number of factors, including that Caliper’s expectations regarding demand for its products and services may not materialize if capital spending by Caliper’s customers declines, if customers do not adopt Caliper’s recently launched products as rapidly as Caliper believes that they will, or if competitors introduce new competitive products, or if Caliper is unable to convince potential customers regarding the superior performance of its microfluidic and imaging systems and products.  In addition, Caliper may encounter unanticipated difficulties in its manufacturing, marketing or selling of its recently launched products, such as the Quantum FX imaging system, the LabChip Dx for separation and sizing of DNA, the LabChip DS for sample concentration analysis and the LabChip XT instrument for automated nucleic acid fractionation. Further information on risks faced by Caliper are detailed under the caption “Risks Related To Our Business” in Caliper’s Annual Report on Form 10-K for the year ended December 31, 2009. Our filings are available on a web site maintained by the Securities and Exchange Commission at http://www.sec.gov. Caliper does not undertake any obligation to update forward-looking or other statements in this release or the conference call.

NOTE:  Caliper, IVIS, Sciclone and LabChip are registered trademarks of Caliper Life Sciences, Inc.  SeePlex is a registered trademark of Seegene, Inc.  TruSeq is a trademark of Illumina, Inc.  ToxCast is a trademark of the Environmental Protection Agency.

Contacts:

Peter F. McAree

SVP and Chief Financial Officer

508.497.2215

Media Contact:

Benjamin Navon/Kristin Villiotte

Schwartz Communications

781.684.0770

CALIPER LIFE SCIENCES, INC.

SELECTED FINANCIAL INFORMATION

(unaudited)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Revenue:
Product revenue	$25,068	$25,389	$85,988	$86,149
Service revenue	8,133	7,709	25,146	31,471
License fees and contract revenue	3,048	4,558	12,562	12,792

Total revenue	36,249	37,656	123,696	130,412

Costs and expenses:
Cost of product revenue	13,163	13,606	43,739	49,636
Cost of service revenue	3,990	4,966	13,767	21,398
Cost of license revenue	632	430	2,036	1,487
Research and development	4,890	4,474	17,951	17,881
Selling, general and administrative	12,668	11,651	45,318	44,886
Amortization of intangible assets	1,178	1,927	4,826	6,589
Restructuring charges (credits), net	728	(357)	2,103	739

Total costs and expenses	37,249	36,697	129,740	142,616

Operating income (loss)	(1,000)	959	(6,044)	(12,204)
Interest expense, net	(73)	(146)	(350)	(681)
Gain on divestitures	—	4,942	11,386	4,942
Other income (expense), net	(277)	139	(344)	(63)
Provision for income taxes	(84)	(43)	(372)	(219)

Net income (loss)	$(1,434)	$5,851	$4,276	$(8,225)

Net income (loss) per share, basic	$(0.03)	$0.12	$0.09	$(0.17)
Net income (loss) per share, diluted	(0.03)	0.11	0.08	(0.17)
Shares used in computing net income (loss) per common share, basic	50,579	49,131	50,105	48,896
Shares used in computing net income (loss) per common share, diluted	50,579	51,066	52,356	48,896

Reconciliation of GAAP to Non-GAAP Financial Measures (unaudited)

Non-GAAP Earnings and Earnings per Share (see explanation of adjustments below)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009

GAAP earnings (loss)	$(1,434)	$5,851	$4,276	$(8,225)
GAAP EPS — Basic	(0.03)	0.12	0.09	(0.17)
Adjustments:
Acquisition related intangible amortization (1)	1,178	1,927	4,826	6,589
Restructuring and acquisition related costs (credits) (2)	1,569	(357)	2,944	739
Gain on divestitures (3)	—	(4,942)	(11,386)	(4,942)
Taxes related to divestiture gain (3)	—	—	300	—
Total Adjustments	2,747	(3,372)	(3,316)	2,386

Per share effect of adjustments, basic	0.05	(0.07)	(0.07)	0.05

Adjusted earnings (loss)	$1,313	$2,479	$960	$(5,839)

Adjusted earnings (loss) per share, basic	$0.03	$0.05	$0.02	$(0.12)
Adjusted earnings (loss) per share, diluted	$0.02	$0.05	$0.02	$(0.12)

Shares used in computing adjusted earnings (loss) per share, basic	50,579	49,131	50,105	48,896
Shares used in computing adjusted earnings (loss) per share, diluted	53,174	51,066	52,356	48,896

We use the term “adjusted earnings per share” or “adjusted EPS” to refer to GAAP earnings per share excluding amortization of intangible assets, impairment charges and restructuring and severance costs.  Adjusted earnings per share is calculated by subtracting the total per share effect of these adjustments from GAAP EPS.

The adjustments are as follows:

(1)               We exclude amortization of intangible assets from this measure because we believe intangible asset amortization charges do not represent what our management believe are the costs of developing, producing, supporting and selling our products and the costs to support our internal operating structure.

(2)               We exclude restructuring and acquisition related costs from this measure because they tend to occur as a result of specific events such as acquisitions, divestitures, repositioning our business or other unusual events that could make comparisons of long-range trends difficult for management or investors and could distort performance measures involving our internal investments and the costs to support our operating structure.

(3)               We exclude the net gain related to divestitures of product and service lines from this measure because they tend to occur as a result of specific events and also do not represent what our management and our investors believe are the costs of developing, producing, supporting and selling our products and the costs to support our internal operating structure.

Reconciliation of GAAP to Non-GAAP Financial Measures (unaudited, continued)

Non-GAAP Revenues for the Three Months Ended December 31, 2010

	Three Months Ended December 31,
	GAAP		Non-GAAP Adjustments (1)		Non-GAAP
			(in thousands)				GAAP	Non-GAAP	Organic
	2010	2009	2010	2009	2010	2009	% Chg	% Chg	% Chg(2)
Imaging	$17,853	$16,000	$—	$(46)	$17,853	$15,954	12%	12%	14%

LabChip	7,724	9,149	—	—	7,724	9,149	(16)%	(16)%	(15)%
Automation	7,219	9,247	—	(2,468)	7,219	6,779	(22)%	6%	9%
Research	14,943	18,396	—	(2,468)	14,943	15,928	(19)%	(6)%	(5)%

Services (CDAS)	3,453	3,260	—	(1,847)	3,453	1,413	6%	144%	144%
Total revenue	$36,249	$37,656	$—	$(4,361)	$36,249	$33,295	(4)%	9%	11%

Non-GAAP Revenues for the Year Ended December 31, 2010

	Year Ended December 31,
	GAAP		Non-GAAP Adjustments (1)		Non-GAAP
			(in thousands)				GAAP	Non-GAAP	Organic
	2010	2009	2010	2009	2010	2009	% Chg	% Chg	% Chg(2)
Imaging	$60,621	$51,837	$—	$(216)	$60,621	$51,621	17%	17%	19%

LabChip	29,676	27,962	—	—	29,676	27,962	6%	6%	7%
Automation	25,498	34,744	(3,610)	(9,798)	21,888	24,946	(27)%	(12)%	(12)%
Research	55,174	62,706	(3,610)	(9,798)	51,564	52,908	(12)%	(3)%	(2)%

Services (CDAS)	7,902	15,869	—	(10,125)	7,902	5,744	(50)%	38%	38%
Total revenue	$123,696	$130,412	$(3,610)	$(20,139)	$120,087	$110,273	(5)%	9%	10%

(1)

For purposes of comparing growth rates for each of the three principal product and service groups within our business, the above non-GAAP table reconciliations exclude revenues related to the TurboVap and RapidTrace product lines divested in May 2010, the AutoTrace product lines divested in November 2008, as well as revenues related to Xenogen Biosciences Corporation which was divested in December 2009.

(2)

Organic revenue growth eliminates the impact of divestitures and foreign currency movements to reflect growth percentages on a constant currency basis. Currency effects were $0.6 million and $0.9 million during the three and twelve months ended December 31, 2010, respectively.

CALIPER LIFE SCIENCES, INC.

SELECTED FINANCIAL INFORMATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,	December 31,
	2010	2009
	(unaudited)	*
Assets
Current assets:
Cash, cash equivalents and marketable securities	$34,846	$38,047
Accounts receivable, net	26,544	26,816
Inventories	14,004	11,525
Other current assets	2,916	2,385

Total current assets	78,310	78,773
Property and equipment, net	9,765	9,107
Intangible assets, net	27,797	25,222
Goodwill	27,958	21,011
Other assets	592	359

Total assets	$144,422	$134,472

Liabilities and stockholders’ equity
Current liabilities	$42,404	$36,773
Credit facility	—	14,900
Other long-term obligations	11,330	9,789
Stockholders’ equity	90,688	73,010

Total liabilities and stockholders’ equity	$144,422	$134,472

*Note: Derived from audited financial statements for the year ended December 31, 2009.

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